Exhibit 10.45
SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS ("Agreement") is
entered into by and between B&R Global Holdings, Inc. ("Company") and Caixuan Xu ("Xu") (collectively, the "Parties") to resolve all matters relating to Xu's employment with Company and her separation of employment from Company.

RECITALS

WHEREAS, Company and Xu executed an Employment Agreement with an effective date of February 1, 2019 and a subsequent Employment Agreement with an effective date of January 23, 2020 ("Employment Agreement");

WHEREAS, Company terminated Xu's Employment Agreement effective March 1, 2021 ("Separation Date");

WHEREAS, Xu's Employment Agreement provides for Xu to receive certain forms of compensation in the event of her termination upon her execution of a release and waiver in form satisfactory to the Company; and

WHEREAS, this Agreement embodies all of the terms and conditions of the good-faith separation agreement and release between Company and Xu.

TERMS AND CONDITIONS

NOW THEREFORE, in exchange for the mutual consideration described herein and for other good and valuable consideration, and incorporating the recitations set forth above, it is hereby covenanted and agreed by and between the Parties hereto as follows:

1.Separation. Xu's last day of work with the Company and her employment termination date is March 1, 2021 (the "Separation Date"). To the extent she has not previously done so as of the Separation Date, Xu hereby resigns from any and all offices she has with the subsidiaries and/or affiliates of HF Foods Group Inc., and any fiduciary or other committee with respect to any benefit plan of the Company or any of the Company's parent, subsidiaries and/or affiliates. Xu shall execute such additional documents as requested by the Company to evidence the foregoing. After the Separation Date, Xu shall not represent herself as being an officer, director or employee of the Company, its parent, subsidiaries or affiliates, or a fiduciary of any such benefit plan for any purpose.

2.Payment. Within five (5) business days following Xu's return of a signed copy of this Agreement and the expiration of the seven-day revocation period provided in section 16(e), herein below, Company agrees to pay the following amounts:

(a)an amount equal to all unpaid, accrued salary and pro-rated annual vacation time earned to the Separation Date, subject to deduction of normal payroll and income tax withholding, with this payment to be reported on a Form W-2 at the typical time;

(b)a total gross amount of $55,000.00 to Xu for severance benefit, as provided in the Employment Agreement, subject to deduction of normal payroll and income tax withholding, with this payment to be reported on a Form W-2 at the typical time; and

(c)a total gross amount of $6,575.34 to Xu for performance bonus for 2021 pro-rated to the Separation Date, as provided in the Employment Agreement, subject to deduction of normal payroll and income tax withholding, with this payment to be reported on a Form W-2 at the typical time.

3.Non-Disparagement. Xu and Company agree not to engage in conduct or acts or to disclose any information to the public or to any third party which directly or indirectly discredits or disparages the other party, as related in any way to Xu's employment with Company or her separation of employment from Company or to the business or personnel of the Company Released Parties; provided that the obligations of Company shall extend to its officers and directors and not to other personnel..

4.Covenant Not To Sue. Xu hereby represents that she has not filed and will not file any local, state, or federal lawsuit, complaint, claim, charge, action, or other proceeding with respect to, or arising from, her former employment with Company or her separation of employment from Company. Except for an action arising out of a breach of the terms of this Agreement, Xu agrees, to the extent permitted by law, never to bring (or cause to be brought) or participate in any claim, complaint, charge, action, or other proceeding against any of the Company Released Parties regarding any act or failure to act relating to her employment with Company or her separation of employment from Company that occurred up to, and including, the date on which Xu executes this Agreement..

5.No Admission of Liability. It is understood that this Agreement does not constitute an admission by Company or Xu of any violation of federal, state, or municipal statutory or common law or regulation, or city ordinance. Further, Company specifically denies any wrongdoing and disclaims any liability to or wrongful acts against Xu or any other person on the part of the Company Released Parties. The Parties further agree that this Agreement shall not be admissible in any proceeding as evidence of any improper action by Company, other than a suit to enforce the provisions of this Agreement.

6.Company Released Parties. The term "Company Released Parties," as used in this Agreement, means, collectively: (a) Company; (b) Company's current, former and future directors, board members, managers, officers, shareholders, trustees, owners, employees, advisors, agents, attorneys, subcontractors, consultants, and representatives, each in both their representative and individual capacities; (c) HF Foods Group Inc. and any other related corporate entities and business units, divisions, parents, subsidiaries, and affiliates currently existing or existing during the term of this Agreement, (collectively, the "Affiliates"); (d) each Affiliate's current, former, and future directors, board members, managers, officers, shareholders, trustees, owners, members, general partners, limited partners, employees, advisors, agents, attorneys, subcontractors, consultants, and representatives, each in both their representative and individual capacities; and

(e) each of Company's and the Affiliates' respective successors and assigns. In no event, however, shall "Company Released Parties" include Xu.

7.General Release of Claims. In consideration of the benefits herein provided to her which exceed those to which she otherwise would be entitled, Xu, her beneficiaries, family, heirs, executors, administrators, successors, and assigns (the "Xu Releasors") hereby irrevocably and unconditionally release the Company Released Parties from any and all charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debits, and expenses of any nature whatsoever, known and unknown, suspected or unsuspected, which Xu has, has ever had, or ever will have against the Company Released Parties relating to her employment with Company or her separation of employment from Company by reason of any and all acts, omissions, events, circumstances, or facts existing or occurring up to the date hereof, for any claims under any federal, state, or local law, rule, or regulation including, without limitation, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974, all federal, state and local whistleblower laws, all federal, state and local labor laws, wage laws, or wage and hour laws, all federal, state and local discrimination laws, any claims for breach of express or implied contract, any claim for termination in breach of public policy, any claim for attorneys' fees or other costs, fees or damages, any other federal or state common law or statutory claims, and all other claims and rights, whether in law or equity (collectively, "Xu's Released Matters"). In no event shall the foregoing general release of claims alter or waive Xu's rights or eligibility for legal defense and indemnification by the Company Released Parties in any legal proceedings in which she is named as a defendant as a result of her service as an officer of the Company Released Parties.

8.Return of Property. Xu represents that she has returned to Company all Company property in her possession after her separation from Company. This includes but is not limited to any Company files, data, documents, materials, records or other things or property belonging to Company and includes materials or property contained on a home computer or laptop, or stored on a flash drive, smart phone, or any other device.

9.Confidentiality of this Agreement. The Parties agree that they will keep the existence and terms of this Agreement confidential and shall not disclose them to any third-party entity or person, except that the Parties may disclose them to their attorneys, accountants, financial advisors, lenders, or trustees, or to the extent required by law pursuant to a valid subpoena, or to comply with any tax laws or regulations, and to Xu's immediate family. Aside from the noted exceptions, the Parties further agree to advise the individuals identified above as to the terms of this paragraph, to instruct those individuals not to disclose the existence and terms of this Agreement to anyone else, and to be responsible for any violation of this provision by those individuals. In response to any inquiries, the Parties agree to say that any issues relating to Xu's employment with Company or her separation from Company have been resolved to the satisfaction of the Parties.
10.Government Agencies. Xu acknowledges, agrees and understands that she is not prevented or impeded from reporting a possible violation of law to or participating in any investigation by any federal, state, or local governmental agency or commission or providing complete and accurate information and cooperation in any judicial or administrative proceeding, or in response to valid compulsory legal process. Xu is also advised and understands that, pursuant to the provisions of the federal Defend Trade Secrets Act, she shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Xu agrees to notify Company in a timely manner in the event that she intends to provide information on a voluntary basis (i.e. not in response to a subpoena or other legal process) to any federal, state, or local governmental agency or commission regarding Company.

For avoidance of doubt, this provision applies notwithstanding any other provision of this Agreement regarding confidentiality, nondisclosure or nondisparagement.

11.Neutral Reference. If Xu directs any requests for a reference to Company's Senior Director of Human Resources, Hortencia Garcia, [redacted], direct phone: [redacted], email: [redacted], Company will confirm Xu's title as of the date of her separation and the dates of her employment with Company and will not provide any information about the reasons for her separation.

12.Entire Agreement; No Modification. This Agreement constitutes the entire agreement between the Parties hereto; provided, however, the parties expressly acknowledge and agree that the Confidentiality; Non-Competition; Non-Solicitation and Binding Arbitration Agreement, entered into between Xu and HF Foods Group Inc., effective as of February 1, 2019, shall remain in full force and effect in accordance with its terms notwithstanding any provision of this Agreement to the contrary. No amendment, modification, or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by all of the parties hereto. No promises or representations have been made or relied upon apart from those expressly stated in this Agreement.

13.Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is found to be unenforceable, the remainder of this Agreement shall remain in full force and effect; provided, however, that if a court of competent jurisdiction rules that Xu's release or waiver of claims or rights contained in this Agreement is illegal, void, or unenforceable, Xu agrees that, except where prohibited by law, at Company's option, either to execute promptly a release or waiver of claims or rights that is legal and enforceable or to return promptly to Company the total gross amount of the consideration provided for in subsections 2(b) and 2(c) of this Agreement.

14.Fees and Costs. Xu and Company agree that they will each bear their own costs and attorneys' fees of any kind incurred in connection with, relating to, or arising out this Agreement or the claims released herein.

15.Governing Law. This Agreement shall be interpreted, construed, and enforced under the laws of the State of North Carolina, without regard to conflict of law principles.

16.Knowing and Voluntary Agreement. Xu enters into this Agreement freely and knowingly, after due consideration, intending to waive, settle, and release all claims she has or might have against the Company Released Parties up to and including the date this Agreement is effective. Xu also knowingly and voluntarily acknowledges:

(a)that this Agreement is written in a manner she can understand;

(b)that this Agreement refers to rights under various laws, including but not limited to the Age Discrimination in Employment Act ("ADEA'');

(c)that valuable consideration has been provided in this Agreement other than amounts to which Xu was already entitled;

(d)that Xu has had the opportunity to consult with an attorney of her choice and freely decided to enter into this Agreement;

(e)that Xu has up to twenty-one (21) calendar days to review and consider this Agreement and seven (7) calendar days after signing to revoke this Agreement; provided that the option to revoke is required by the Older Workers Benefit Protection Act and cannot be waived as to claims under the ADEA, and therefore, Xu retains the right to revoke this Agreement only as to the release of claims under the ADEA and not as to any other Xu's Released Matters. If Xu decides to revoke this Agreement, Company shall not be obligated to pay any of the amounts provided in subsections 2(b) and 2(c) of this Agreement. In order to revoke, Xu must deliver a revocation notice in writing to Company through its attorney, David B. Puryear, Jr.,[redacted] on or before 5 pm Eastern Time on the seventh (7th) calendar day after she signs this Agreement. This Agreement shall first become effective and binding on the eighth (8th) day following Xu's execution of this Agreement (the "Effective Date");

(f)that Xu acknowledges and agrees that she has not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction. Xu represents that her age was not the basis for any Company decision or action affecting her, and acknowledges that the Company relied on that representation in entering into this Agreement;

(g)that Xu acknowledges and agrees that the benefits provided under this Agreement are in full discharge of any and all liabilities and obligations of the Company and/or any of the Company's subsidiaries and/or affiliates to her, monetarily or otherwise, including but not limited to any and all obligations arising under the Employment Agreement and any other alleged written or oral employment or consulting agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Xu and the Company and/or any of the Company's subsidiaries and/or affiliates; and

(h)that Xu acknowledges and agrees that the benefits provided under this Agreement are in full discharge of any and all liabilities and obligations of the Company and/or any of the Company's subsidiaries and/or affiliates to her, monetarily or otherwise, including but not limited to any and all obligations arising under the Employment Agreement and any other alleged written or oral employment or consulting agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Xu and the Company and/or any of the Company's subsidiaries and/or affiliates; and

17.Signed in Counterparts. This Agreement may be signed in multiple counterparts, (including by facsimile or electronic transmission in portable document format (.pdf) or tag image file format (.tiff) or similar electronic document format), each of which shall be deemed an original for all purposes.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

    IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement and Release to be executed as of the date(s) set forth below.

Caixuan Xu

/s/ Caixuan Xu
Caixuan Xu

Dated:	3/26/21

B&R Global Holdings, Inc.

By:	Victor Lee
Victor Lee, Chief Financial Officer

Dated:	3/26/21